UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 27, 2014

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

400 Collins Road NE Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Clayton M. Jones, Non-Executive Chairman of the Board of Directors of Rockwell Collins, Inc. (the “Company”), is retiring from the Company’s Board of Directors effective July 31, 2014. This is the date contemplated by the Transition and Consulting Agreement that Mr. Jones entered into with the Company when he retired as the Company’s Chief Executive Officer on July 31, 2013. This retirement from the Board was not due to any disagreement on any matter relating to Rockwell Collins’ operations, policies, or practices. Effective August 1, 2014, Mr. Jones will commence serving as consultant for a two-year period pursuant to the Transition and Consulting Agreement. On June 27, 2014 the Board of Directors reduced the size of the Board to nine effective upon Mr. Jones’ retirement from the Board.

Effective August 1, 2014, Anthony J. Carbone will commence serving as the Company’s Non-Executive Chairman. In light of this appointment of an independent director as Non-Executive Chairman, the Company does not intend to appoint a successor to Mr. Carbone as Lead Independent Director. Mr. Carbone will no longer serve on the Compensation Committee. Ralph E. Eberhart, a current member of the Compensation Committee, will succeed Mr. Carbone as Chairman of the Compensation Committee.

The Company’s press release announcing this change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press Release of the Company dated June 30, 2014
Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated: July 1, 2014	By:	/s/ Robert J. Perna
Robert. J. Perna
Senior Vice President,
General Counsel and Secretary

99.1    Press Release of the Company dated June 30, 2014